Exhibit (c)(2)

PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS Discussion Materials Macquarie Capital October 2025 1

PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS Important Notice and Disclaimer “Macquarie Capital” refers to Macquarie Corporate Holdings Pty Limited and its worldwide direct and indirect subsidiaries. Macquarie Corporate Holdings Pty Limited is an indirect, wholly-owned subsidiary of Macquarie Group Limited. These materials have been prepared in connection with an oral presentation to, and for the information of, the Independent Committee of the Board of Directors (the “Committee”) of Golden Entertainment, Inc. (“Golden” or the “Company”) in connection with its evaluation of a potential transaction involving the Company (the “Transaction”), and were not prepared with a view toward complying with disclosure standards under federal, state or other securities laws. These materials may not be used for any other purpose or disclosed or distributed, in whole or in part, except as otherwise expressly permitted by Macquarie Capital. Financial and other data and information contained in these materials are based on management’s own internal estimates and projections with respect to, among other matters, the anticipated future financial condition, results of operations, plans, objectives, business and performance of the Company (which management has advised reflect the best currently available estimates and judgments of management) or from (or derived from) third-party sources or publicly available information. Without limiting the generality of the foregoing, no audit or responsibility for independent verification has been undertaken with respect to the financial assumptions, data, results, calculations and forecasts contained in, presented or referred to in these materials. Actual results may vary from those contained in these materials and such variations may be significant. None of Macquarie Capital, its affiliates or any of its and their respective employees, directors, officers, contractors, consultants, advisors, members, successors, representatives and agents (collectively, its “Representatives”) makes any representation or warranty, express or implied, as to the information utilized in these materials from third-party sources or that otherwise has been made available to Macquarie Capital (the accuracy and completeness of which has been assumed and relied upon by Macquarie Capital without independent verification) nor has Macquarie Capital or its Representatives acted on the Company’s or the Committee’s behalf or otherwise to independently verify any such information. Macquarie Capital and its Representatives assume no responsibility under any circumstances for losses or damages resulting from any such information or for any omissions from any such information. Neither Macquarie Capital nor any of its affiliates is an advisor as to regulatory, legal, tax or accounting matters. Any decision with respect to the Transaction should be based on such due diligence investigations and other inquiries and assessments, and on the advice of independent tax advisors, legal counsel and/or other advisors, as necessary or appropriate, including as to the economic, financial, regulatory, legal, tax, accounting or other implications of the Transaction. These materials do not constitute an offer to sell or a solicitation of an offer to buy any securities or to engage in any Transaction. Macquarie Capital and its affiliates may from time to time publish or express independent research views in respect of market and industry data, which may differ, in some cases materially, from market, industry or other data or assumptions included in these materials. These materials contain selected information and do not purport to contain all information that may be required or relevant in evaluating the Transaction. These materials outline certain matters for discussion and are not and should not be construed as a fairness opinion. The information contained in these materials is necessarily based on economic, market and other conditions existing, and information available, as of the date hereof unless otherwise noted and is subject to change. Macquarie Capital assumes no obligation to update, amend or supplement these materials or any information contained herein for any reason. Macquarie Capital is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of Macquarie Capital do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (“MBL”). Any investments are subject to investment risk including possible delays in repayment and loss of income and principal invested. MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Capital. © 2024 Macquarie Capital (USA) Inc. Strictly confidential | © Macquarie Group Limited 2

PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS Overview of Initial Offer Key Points of Initial Offer • Offer price per share of $28.25 • REIT would purchase the real estate assets (“PropCo”) and assume Golden’s outstanding debt, with the balance of the PropCo purchase price issued in REIT shares (enabling tax deferral of such consideration) • Purchase of operating assets (“OpCo”) would be for cash Implied Premia & Multiples of Initial Offer Offer Value per Share $28.25 % Premium to Current 20% % Premium to 10-Day VWAP (1) 18% % Premium to 30-Day VWAP (1) 16% Fully Diluted Shares Outstanding 27.4 (+) Debt (2) 430 (-) Cash (2) (52) Enterprise Value $1,151 Implied EV / EBITDAR Multiples (Based on Golden Management Projections) LTM 9/30/25E ($146m) 7.9x 2025E ($146m) 7.9x 2026E ($154m) 7.5x 2027E ($156m) 7.3x Source: FactSet as of 9/30/25 and Golden management projections as of 9/26/2025. Note: (1) Represents trading days. (2) Estimated 9/30/2025 capitalization per Golden management. Strictly confidential | © Macquarie Group Limited 3

PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS Key Agenda Topics 1 Update on recent discussions with Santander 2 Potential strategic alternatives for Golden Status Quo • What is the potential future share price of Golden assuming achievement of management’s forecast (and the present value of such future share price)? • What is the market and execution risk associated with achieving such future share price? PropCo Sale and OpCo Spin-off or Sale • Form of consideration for PropCo? • If a spin-off, would the OpCo be viable as a standalone publicly traded entity? • What would be the potential consideration for an OpCo sale? • What are the potential friction costs (e.g., tax leakage)? WholeCo Sale • What is the overall value to be received by shareholders (WholeCo value)? • What are the tax implications to shareholders? 3 Preliminary valuation perspectives related to each alternative 4 Next steps and potential process considerations Strictly confidential | © Macquarie Group Limited 4

PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS 1 Status Quo 5 PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS

PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS

Golden Share Price Performance

Golden has been recently trading at 52-week lows

Share Price Performance


1 Completed sale of Nevada distributed gaming operations
2 Initiated quarterly cash dividend policy of $0.25 / share
3 Completed debt repricing
4 Completed return of ~$180 million of capital to shareholders since completion of Rocky Gap sale
Q4-23 EBITDAR Miss: (1.4%)
Q1-24 EBITDAR Miss: (3.3%)
Q2-24 EBITDAR Miss: (2.1%)
Q3-24 EBITDAR Miss: (1.2%)
Q4-24 EBITDAR Beat: +0.5%
Q1-25 EBITDAR Beat: +2.1%
Q2-25 EBITDAR Beat: +1.1%
$23.58
Golden EBITDAR Beat
Golden EBITDAR Miss
Share Price
Volume Traded (Shares in Millions)
$45.00
$40.00
$35.00
$30.00
$25.00
$20.00
5.0
4.5
4.0
3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
Jan-24
Mar-24
May-24
Jul-24
Sep-24
Nov-24
Jan-25
Mar-25
May-25
Jul-25
Sep-25

($ in actuals)	10/29/24	11/29/24	12/27/24	1/28/25	2/28/25	3/31/25	4/30/25	5/30/25	6/30/25	7/29/25	8/29/25	9/30/25
Share Price	$30.94	$33.74	$31.39	$33.19	$31.09	$26.39	$25.70	$28.53	$29.43	$28.88	$24.87	$23.58
10-Day VWAP [(1)]	$30.58	$33.70	$31.82	$32.47	$31.95	$27.47	$25.77	$28.50	$28.73	$29.31	$24.96	$23.85
30-Day VWAP [(1)]	$31.08	$32.35	$33.04	$32.03	$32.31	$29.13	$26.12	$27.42	$28.31	$29.53	$26.39	$24.35

Source: FactSet as of 9/30/2025. (1) Represents trading days.

Strictly confidential | © Macquarie Group Limited

6

PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS Relative Share Price Performance Since the start of 2024, Golden’s share price has declined by 41%, significantly underperforming regional operators and broader indices Relative Share Price Performance Golden Regional Gaming % Change (1) S&P 500 NASDAQ Entertainment Operators Ä Since 1/1/24 (41%) 5% 40% 51% Ä 1-Year (26%) 20% 16% 25% Ä Year-to-Date (25%) 22% 14% 17% 160% +51% 140% +40% 120% +5% 100% 80% 60% (41%) 40% Jan-24 Mar-24 May-24 Jul-24 Sep-24 Nov-24 Jan-25 Mar-25 May-25 Jul-25 Sep-25 Golden Entertainment Regional Gaming Operators (1) S&P 500 NASDAQ Source: FactSet as of 9/30/2025. Note: (1) Regional Gaming Operators includes Red Rock Resorts, Monarch Casino & Resort, Boyd Gaming, Caesars Entertainment and PENN Entertainment. Strictly confidential | © Macquarie Group Limited 7

PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS Golden Financial Summary (As Prepared by Golden Management) Below reflects continuing operations (e.g. excludes divested Rocky Gap and Distributed Gaming assets) Adjusted EBITDA equals Adjusted EBITDAR Revenue Adjusted EBITDA (1) for the purposes of all Golden valuation metrics (other than OpCo related valuations) ($ in millions) ($ in millions) Growth % 2.6% 1.6% (4.1%) (3.4%) (1.6%) 2.7% 2.5% 2.6% 2.8% 2.5% (9.1%) (11.3%) (11.7%) (7.6%) (6.0%) 5.9% 2.2% 2.8% 3.4% 2.1% Margin %: 29.1% 25.4% 23.4% 22.6% 22.4% 23.1% 23.1% 23.1% 23.2% 23.1% $740 $721 1 $702 1 $678 $689 $684 $661 $667 1 $198 4 $645 $650 1 129 9 1 125 1 1 1 $175 $171 121 $167 110 109 117 38 $162 110 113 $154 $158 108 108 33 $155 $146 $146 31 33 29 30 28 171 27 25 26 167 76 157 160 163 158 151 156 153 153 74 77 74 76 71 72 67 69 69 135 120 109 113 114 103 97 98 105 107 417 428 439 407 413 399 397 406 384 387 (51) (51) (42) (45) (48) (49) (50) (51) (52) (53) 2022A 2023A 2024A LTM 2025E 2026E 2027E 2028E 2029E 2030E 2022A 2023A 2024A LTM 2025E 2026E 2027E 2028E 2029E 2030E 9/30/25E 9/30/25E Nevada Casino Resorts Nevada Locals Casinos NV Taverns Corporate Source: Golden management projections as of 9/26/2025. Note: (1) “Adjusted EBITDA” defined as earnings before depreciation and amortization, non-cash lease benefit or expense, share-based compensation expense, gain or loss on disposal of assets and businesses, loss on debt extinguishment and modification, preopening and related expenses, impairment of assets, interest, income taxes, and other non-cash charges and non-recurring expenses that are deemed to be not indicative of core operating results. Strictly confidential | © Macquarie Group Limited 8

PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS

Wall Street Research Analyst Perspectives

Wall Street consensus median price target of $34.50 per share ($31.82 on a present value basis) represents a 46% and 35% premium, respectively, to Golden's current share price of $23.58

Current Research Analyst Estimates

	Date	Analyst Rating	Price Target	Price Target (Present Value) (1)	Revenue '25E / '26E /'27E	EBITDAR '25E / '26E /'27E
Texas Capital Securities	8/8/2025	Buy	$39.00	$35.99	$651 / $670 / N/A	$147 / $157 / N/A
MACQUARIE	8/7/2025	Outperform	$37.00	$34.15	$654 / $669 / $685	$147 / $157 / $166
Citizens	8/8/2025	Outperform	$35.00	$32.29	$649 / $667 / $682	$147 / $153 / $156
Deutsche Bank	8/8/2025	Buy	$35.00	$32.29	$647 / $653 / N/A	$145 / $147 / N/A
WELLS FARGO	8/12/2025	Overweight	$34.00	$31.34	$652 / $666 / $688	$148 / $157 / $164
CBRE	8/8/2025	Hold	$32.00	$29.53	$648 / $665 / N/A	$146 / $149 / N/A
Jefferies	8/7/2025	Hold	$31.00	$28.61	$638 / $649 / N/A	$150 / $155 / N/A
TRUIST	8/7/2025	Hold	$30.00	$27.69	$654 / $671 / $685	$147 / $158 / $163
Consensus (Mean)			**$34.13**	**$31.49**	**$649 / $664 / $685**	**$147 / $156 / $162**
Consensus (Median)			**$34.50**	**$31.82**	**$650 / $667 / $685**	**$147 / $156 / $164**

Research Analyst Price Targets Over Time


Golden Share Price:
$31
$28
$31
$31
$26
$26
$45.00
$40.00
$36.00
$37.00
$36.00
$34.50

	May-24	Aug-24	Nov-24	Feb-25	May-25	Aug-25
2025E EBITDAR	$184	$177	$164	$160	$154	$147
2026E EBITDAR	$198	$188	$173	$167	$164	$156

Source: FactSet as of 9/30/2025 and equity research reports. Note: (1) Present value calculated based on a 12-month price target at a 9.9% discount rate from the date of each report to 9/30/2025.

Strictly confidential | © Macquarie Group Limited 9

PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS Golden Management Forecast vs. Wall Street Consensus Estimates Golden’s management forecast is largely in line with Wall Street consensus estimates for 2025 and 2026, but varies to a wider degree in 2027 (as certain brokers do not have estimates) Revenue Adjusted EBITDAR # of Brokers 8 8 4 8 8 4 Included: Ä Management 0.1% 0.2% (0.2%) (0.8%) (0.9%) (3.7%) vs. Consensus: $667 $684 $685 $666 $650 $649 $158 $164 $154 $156 $146 $147 2025E 2026E 2027E 2025E 2026E 2027E Golden Management Projections Wall Street Consensus Estimates Source: FactSet as of 9/30/2025 and Golden management projections as of 9/26/2025. Strictly confidential | © Macquarie Group Limited 10

PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS Historical Golden EV / NTM EBITDAR Since the beginning of 2024 (which corresponds with Golden’s final asset divestiture), Golden has traded at a median EV / NTM EBITDAR multiple of 7.4x • On a year-to-date basis, the median EV / NTM EBITDAR multiple for Golden is also 7.4x EV / NTM EBITDAR 9.0x 8.5x 8.0x 75th Percentile: 7.7x Median Since 1/1/24: 7.4x 7.5x 7.0x 25th Percentile: 7.1x Current 6.9x 6.5x 6.0x Jan-24 Mar-24 May-24 Jul-24 Sep-24 Nov-24 Jan-25 Mar-25 May-25 Jul-25 Sep-25 25th – 75th Percentile Source: Company filings and FactSet as of 9/30/2025. Strictly confidential | © Macquarie Group Limited 11

PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS

Preliminary, Illustrative Status Quo Valuation

Preliminary, Illustrative Future Share Price of Golden [1]

($ in millions)	Year End 2025	Year End 2026	Year End 2027
NTM EBITDAR	$154	$158	$162
EV / EBITDAR Multiple	7.4x	7.4x	7.4x
Enterprise Value	**$1,141**	**$1,166**	**$1,198**
Less: Net Debt	(356)	(266)	(171)
Equity Value	**$785**	**$900**	**$1,028**
FDSO	27.3	27.3	27.3
Implied Share Price	**$28.74**	**$32.95**	**$37.64**
PV of Implied Share Price [1]	**$28.06**	**$29.29**	**$30.46**

Sensitivity Analysis

Current NTM Multiple | Historical Median NTM Multiple (Since 1/1/24)

Implied Nominal Share Price (Year End 2025)

NTM Multiple	EBITDAR Sensitivity (10%)	0%	10%
6.9x	$21.60	$25.91	$30.23
7.4x	$24.14	$28.74	$33.34
7.9x	$26.68	$31.56	$36.44

Implied Nominal Share Price (Year End 2026)

NTM Multiple	EBITDAR Sensitivity (10%)	0%	10%
6.9x	$24.80	$30.07	$35.34
7.4x	$27.39	$32.95	$38.51
7.9x	$29.99	$35.84	$41.69

Implied Nominal Share Price (Year End 2027)

NTM Multiple	EBITDAR Sensitivity (10%)	0%	10%
6.9x	$27.97	$34.68	$41.38
7.4x	$30.64	$37.64	$44.65
7.9x	$33.31	$40.61	$47.91

PV of Implied Share Price (Year End 2025)

NTM Multiple	EBITDAR Sensitivity (10%)	0%	10%
6.9x	$21.09	$25.31	$29.52
7.4x	$23.57	$28.06	$32.56
7.9x	$26.05	$30.82	$35.59

PV of Implied Share Price (Year End 2026)

NTM Multiple	EBITDAR Sensitivity (10%)	0%	10%
6.9x	$22.04	$26.73	$31.41
7.4x	$24.35	$29.29	$34.24
7.9x	$26.66	$31.86	$37.06

PV of Implied Share Price (Year End 2027)

NTM Multiple	EBITDAR Sensitivity (10%)	0%	10%
6.9x	$22.64	$28.06	$33.49
7.4x	$24.80	$30.46	$36.13
7.9x	$26.96	$32.86	$38.77

Note: Based on Golden management projections as of 9/26/2025. Based on current FDSO of 27.3 million. Assumes no dividends (with corresponding increase to cash). (1) Implied share price discounted to 9/30/2025 at a 9.9% discount rate.

Strictly confidential | © Macquarie Group Limited 12

PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS 2 PropCo/OpCo Considerations 13

PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS Key PropCo/OpCo Considerations 1 What structure would be utilized in a sale of PropCo? What are the potential tax considerations? A• To minimize tax leakage, the Company could spin-off or sell the OpCo and subsequently merge the remaining PropCo into a public REIT for shares in the REIT - REIT shares received would be tax-deferred to Golden shareholders - Distribution of OpCo or cash received from an OpCo sale will be taxable to Golden and its shareholders ▪ Golden’s tax liability can be offset by existing tax basis of the OpCo B• Cash sale of PropCo would result in estimated tax leakage of $134mm (or ~$4.90 per share) 2 Viability of, and trading considerations for, pro forma OpCo • Future trading prospects (both technical and fundamental) • Valuation uncertainty • Shareholder receptivity • Continuation of leadership team? Note: Tax implications subject to further diligence. Strictly confidential | © Macquarie Group Limited 14

PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS

Preliminary, Illustrative PropCo / OpCo Ability to Pay Analysis

Excludes Tax Liability to Shareholders

Implied PropCo Value per Share

(Based on REIT Term Sheet)

$ in millions

Base Rent Assumption	$87
Capitalization Rate Assumption	7.5%
PropCo Purchase Price	**$1,160**
(-) Golden Debt Assumed [1]	(430)
Golden Equity Value	**$730**
Implied PropCo $ per Share (Gross)	**$26.73**

PropCo Tax Leakage

(Sale Leaseback for Cash Option)

$ in millions

PropCo Purchase Price	$1,160
Less: Estimated PropCo Asset Basis	(522)
Estimated Gain on Sale	$638
Estimated Taxes	21%
Estimated PropCo Tax Leakage	**$134**
Estimated PropCo Tax Leakage per Share	**$4.90**

Implied EV / 2025E OpCo EBITDA & EBITDAR Multiples

$ in millions

	Sale of PropCo for REIT Shares / Cash OpCo Sale or Public OpCo					
Illustrative WholeCo Offer Price	PropCo Value (Net of Debt)	Implied Opco $ Per Share	Implied OpCo Enterprise Value	Pro Forma OpCo EBITDA	Implied EV/2025E OpCo EBITDA Multiple	Implied EV/2025E EBITDAR Multiple
$23.58	$26.73	N/M	N/M	$59	N/M	7.0x
$28.25	**$26.73**	**$1.52**	**$42**	**$59**	**0.7x**	**7.9x**
$29.00	$26.73	$2.27	$62	$59	1.1x	8.1x
$30.00	$26.73	$3.27	$89	$59	1.5x	8.2x
$31.00	$26.73	$4.27	$117	$59	2.0x	8.4x
$32.00	$26.73	$5.27	$144	$59	2.5x	8.6x
$33.00	$26.73	$6.27	$172	$59	2.9x	8.8x
$34.00	$26.73	$7.27	$199	$59	3.4x	9.0x
$35.00	$26.73	$8.27	$227	$59	3.9x	9.2x

Source: Company filings and FactSet as of 9/30/2025. (1) Estimated 9/30/2025 capitalization per Golden management.

Strictly confidential | © Macquarie Group Limited 15

PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS 3 Potential Sale Considerations 16

PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS Analysis at Various Prices Golden Analysis at Various Prices Current Initial ($ in millions except per share data) Share Price Offer Share Price $23.58 $25.00 $26.00 $27.00 $28.25 $29.00 $30.00 $31.00 $32.00 $33.00 $34.00 $35.00 Premium to Current ($23.58) 6.0% 10.3% 14.5% 19.8% 23.0% 27.2% 31.5% 35.7% 39.9% 44.2% 48.4% Premium / (Discount) to 10-Day VWAP ($23.85) (1.1%) 4.8% 9.0% 13.2% 18.5% 21.6% 25.8% 30.0% 34.2% 38.4% 42.6% 46.8% Premium / (Discount) to 30-Day VWAP ($24.35) (3.2%) 2.7% 6.8% 10.9% 16.0% 19.1% 23.2% 27.3% 31.4% 35.5% 39.6% 43.7% Total Fully Diluted Shares Outstanding 27.3 27.3 27.3 27.4 27.4 27.4 27.4 27.4 27.4 27.4 27.4 27.4 Market Capitalization $644 $683 $711 $739 $773 $794 $822 $850 $877 $905 $933 $961 (-) Cash (Estimated 9/30/2025 figure per Golden management) (52) (52) (52) (52) (52) (52) (52) (52) (52) (52) (52) (52) (+) Debt (Estimated 9/30/2025 figure per Golden management) 430 430 430 430 430 430 430 430 430 430 430 430 Implied Enterprise Value $1,022 $1,061 $1,089 $1,116 $1,151 $1,172 $1,200 $1,227 $1,255 $1,283 $1,311 $1,338 Implied EV / EBITDAR Multiples (Management Estimates) Implied LTM Q3 2025E EBITDAR Multiple: ($146m) 7.0x 7.3x 7.5x 7.6x 7.9x 8.0x 8.2x 8.4x 8.6x 8.8x 9.0x 9.2x Implied 2025E EBITDAR Multiple: ($146m) 7.0x 7.3x 7.5x 7.7x 7.9x 8.1x 8.2x 8.4x 8.6x 8.8x 9.0x 9.2x Implied 2026E EBITDAR Multiple: ($154m) 6.6x 6.9x 7.1x 7.2x 7.5x 7.6x 7.8x 8.0x 8.1x 8.3x 8.5x 8.7x Implied 2027E EBITDAR Multiple: ($158m) 6.5x 6.7x 6.9x 7.1x 7.3x 7.4x 7.6x 7.8x 8.0x 8.1x 8.3x 8.5x Source: Golden management projections as of 9/26/2025 and FactSet as of 9/30/2025. Note: VWAPs are based on trading days. Strictly confidential | © Macquarie Group Limited 17

PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS Premia Analysis – All Stock and All Cash Transactions Based on all stock transactions in the last five years, the median 1-day and 30-day VWAP premia are ~15% and ~14%, respectively 1-Day Premia Summary Statistics 30-Day VWAP 31.0% 1-Day Premia Premia Summary Statistics (Stock / Cash) (Stock / Cash) 25th Percentile 8.8% / 16.5% 7.4% / 10.5% 14.8% Mean 22.3% / 40.5% 17.4% / 21.8% Median 14.8% / 31.0% 13.8% / 15.5% All Stock Median All Cash Median 75th Percentile 31.8% / 54.2% 22.4% / 27.8% All Transactions5k 30-Day VWAP Premia Key Parameters • U.S. listed companies over the last 5 years • 100% stock and 100% cash consideration transactions • 501 total transactions analyzed 15.5% 13.8% All Stock Median All Cash Median Source: FactSet as of 9/30/2025. Note: Represents all stock and all cash transactions with a minimum transaction value of at least $100 million (adjusted for outliers). VWAP based on trading days. Strictly confidential | © Macquarie Group Limited 18

PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS

Preliminary Trading Comparables Overview

U.S. regional gaming operators trade at median EV / 2025E, EV / 2026E and EV / 2027E EBITDAR multiples of 8.5x, 7.8x and 7.5x, respectively

EV / EBITDAR

Comparable EV / EBITDAR Multiples


EV / 2025E EBITDAR
EV / 2026E EBITDAR
EV / 2027E EBITDAR
Based on Initial Offer
Median EV / 2025E EBITDAR: 8.5x
Median EV / 2026E EBITDAR: 7.8x
Median EV / 2027E EBITDAR: 7.5x
7.9x
7.5x
7.3x
7.0x
6.6x
6.5x
10.8x
10.4x
9.9x
9.9x
9.5x
9.5x
7.5x
7.5x
7.3x
8.0x
7.8x
7.5x
8.5x
7.2x
6.8x

($ in millions, except for share price)	GOLDEN ENTERTAINMENT [1]	red rock resorts [2]	MONARCH CASINO & RESORT, INC	BOYD GAMING [3]	CAESARS ENTERTAINMENT	PENN ENTERTAINMENT
Current Share Price	$23.58	$61.06	$105.84	$86.45	$27.03	$19.26
YTD Share Price Performance	(25%)	32%	34%	19%	(19%)	(3%)
Market Capitalization	$644	$6,614	$2,014	$7,123	$5,761	$2,918
Enterprise Value	$1,022	$9,014	$1,942	$8,993	$17,163	$4,979
2025E EBITDAR	$146	$838	$196	$1,331	$3,759	$1,554
2025E EBITDAR Margin	22%	42%	36%	32%	21%	9%
% EBITDAR Owned	100%	100%	100%	82%	28%	--%
2025E % Interactive EBITDAR	--%	--%	--%	4%	8%	N/M
Q2 2025A Conventional Net Leverage	2.5x	3.9x	(0.4x)	2.5x	4.7x	2.7x

Source: Company filings, equity research reports and FactSet as of 9/30/2025. Notes: Lease adjustments to enterprise value based on balance sheet values as of Q2 2025 filings. (1) Financial metrics based on management projections as of 9/26/2025. Capitalization based on management estimates for 9/30/2025. (2) Adjusted for $950 million of development land holdings per CBRE land valuation as of 6/30/2025. (3) Pro forma for Boyd's sale of its stake in FanDuel and assumes 100% of after-tax proceeds are utilized to repay debt. Lease adjustment based on broker research.

Strictly confidential | © Macquarie Group Limited

19

PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS

Preliminary Precedent Transactions Overview

Dataset includes acquisitions of U.S. based regional gaming operators (corporate level transactions only) since 2010

Selected Precedent Transactions (Based on LTM EBITDAR)


Represents synergized multiple
Median: 8.3x
9.3x
7.8x
7.2x
7.6x
6.8x
8.3x
8.8x
8.0x
6.8x
8.4x
9.1x
9.2x
Station Casinos / Fertitta Family
Controlling stake from the Estate of Craig H. Neilsen / Ameristar Casinos
Peninsula Gaming / Boyd Gaming Corp
Ameristar Casinos / Pinnacle Entertainment
MTR Gaming Group / Eldorado Resorts
Affinity Gaming / Z Capital Partners
Isle of Capri Casinos / Eldorado Resorts
American Casino & Entertainment Properties / Golden Entertainment (1)
Pinnacle Entertainment / Penn National Gaming (3)
Tropicana Entertainment / Eldorado Resorts / GLPI (4)
Bally's / Standard General (5)

($ in millions)

Date	Jun-10	Feb-11	May-12	Dec-12	Sep-13	Aug-16	Sep-16	Jun-17	Dec-17	Apr-18	Jul-24
Enterprise Value	$2,647	$2,510	$1,477	$2,764	$365	$580	$1,700	$850	$5,882	$1,785	$5,950
LTM EBITDAR	$285	$323	$206	$365	$54	$70	$194	$106 / $125 (2)	$703	$197	$644

Source: Company filings and investor presentations. (1) Based on Golden Entertainment press release as of June 2017. (2) Includes estimated synergies based on 6.8x synergized multiple. (3) Purchase price includes cash, HoldCo note and earn out. (4) Net purchase price includes $65 million of assumed Tropicana cash at anticipated Q4 2018 close. (5) Represents lease-adjusted enterprise value and EBITDAR.

Strictly confidential | © Macquarie Group Limited 20

PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS

Preliminary, Illustrative Valuation Summary

$ in millions except per share data	Financial Metric	Range			Enterprise Value			Price Per Share [1]		
Discounted Cash Flow Analysis										
Exit Multiple Method		6.8x	-	8.3x	$1,124	-	$1,378	$27.35	-	$36.64
Discounted Cash Flow Analysis Range [2]					**$1,124**	**-**	**$1,378**	**$27.35**	**-**	**$36.64**
Select Public Trading Comparables Analysis										
EV / 2025E EBITDAR	$146	8.0x	-	9.0x	$1,171	-	$1,316	$29.04	-	$34.37
EV / 2026E EBITDAR	$154	7.3x	-	8.3x	$1,121	-	$1,276	$27.24	-	$32.88
EV / 2027E EBITDAR	$158	7.0x	-	8.0x	$1,108	-	$1,265	$26.74	-	$32.51
Select Public Trading Comparables Analysis Range					**$1,133**	-	**$1,286**	**$27.67**	-	**$33.26**
Golden Entertainment Public Trading Analysis										
EV / NTM EBITDAR (as of 9/30/25)	$154	6.9x	-	7.9x	$1,062	-	$1,216	$25.07	-	$30.70
Golden Entertainment Public Trading Analysis Range					**$1,062**	**-**	**$1,216**	**$25.07**	**-**	**$30.70**
Equal Weighting of Selected Companies and Golden NTM Trading Analysis					**$1,098**	**-**	**$1,251**	**$26.37**	**-**	**$31.98**
Selected Precedent Transactions Analysis										
EV / LTM Q3 2025E EBITDAR	$146	7.8x	-	8.8x	$1,134	-	$1,280	$27.70	-	$33.05
Selected Precedent Transactions Analysis Range					**$1,134**	**-**	**$1,280**	**$27.70**	**-**	**$33.05**

Source: FactSet as of 9/30/2025 and Golden Management Projections as of 9/26/2025. (1) Based on estimated 9/30/25 net debt of $378 million and FDSO of 27.3 million (per Golden management). (2) Based on WACC range of 8.9% - 10.9%.

Strictly confidential | © Macquarie Group Limited 21

PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS 4 Next Steps 22

PRELIMINARY - SUBJECT TO FURTHER REVIEW AND REVISIONS Next Steps Determine and deliver a counterproposal to initial offer • Offer price • Process and fiduciary obligations • Diligence workstreams and timing Strictly confidential | © Macquarie Group Limited 23

Strictly confidential | © Macquarie Group Limited 24